Exhibit 99.1

Contact:	Richard A. Lechleiter
Executive Vice President and
Chief Financial Officer
(502) 596-7734

KINDRED HEALTHCARE EXPANDS

BORROWING CAPACITY BY $100 MILLION

LOUISVILLE, Ky. (December 13, 2010) – Kindred Healthcare, Inc. (the “Company”) (NYSE: KND) today announced that it has successfully completed an amendment to its revolving credit agreement (the “Credit Agreement”) to increase the available credit capacity from $500 million to $600 million. In connection with the amendment, the Company agreed to a 50 basis points increase to the floating interest rate pricing levels under the Credit Agreement.

Paul J. Diaz, President and Chief Executive Officer of the Company, commented, “The $100 million of additional credit capacity will allow us to continue to expand our continuum of post-acute care services in our key cluster markets and pursue other strategic development and acquisition opportunities.”

About Kindred Healthcare

Kindred Healthcare, Inc., a top-200 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of over $4.2 billion and approximately 54,700 employees in 40 states. At September 30, 2010, Kindred through its subsidiaries provided healthcare services in 650 locations, including 83 long-term acute care hospitals, 226 nursing and rehabilitation centers and a contract rehabilitation services business, Peoplefirst rehabilitation services, which served 341 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies in 2009 and 2010, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com.

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502.596.7300          www.kindredhealthcare.com